Exhibit 99.1

Nurix Therapeutics Reports Third Quarter Fiscal 2022 Financial Results and Provides a Corporate Update

Completed two registered direct offerings in July raising gross proceeds of $95 million

Maintained strong financial position with $413.6 million in cash and marketable securities as of August 31, 2022

Expanded leadership team and board of directors with experienced industry leaders

Announced multiple presentations at upcoming SITC 2022 annual meeting, including initial PK/PD data for NX-1607 program

San Francisco, CA, October 6, 2022 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical stage biopharmaceutical company developing targeted protein modulation drugs, today reported financial results for the third quarter ended August 31, 2022 and provided a corporate update.

“The third quarter was highly productive for Nurix with continued progress in our development programs, expansion of our leadership team and the completion of significant registered direct offerings that enabled us to strengthen our balance sheet,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “We look forward to maintaining our momentum into the end of year as we continue to execute on the clinical trials of our wholly owned programs and provide important updates through the remainder of the year.”

Recent Business Highlights

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Strengthened the balance sheet with two registered direct offerings raising gross proceeds of $95 million: Nurix entered into two securities purchase agreements with healthcare-focused investment funds to sell, in registered direct offerings, pre-funded warrants to purchase an aggregate of 6,814,920 shares of Nurix’s common stock at a price of $13.939 per pre-funded warrant, cumulatively yielding total gross proceeds of $95 million.

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Expanded the Nurix leadership team and board with the hiring of chief people officer and the appointment of leading industry strategist to the board of directors: In August, Nurix announced that industry veteran, Eric Schlezinger, J.D., joined the company as chief people officer. Mr. Schlezinger has extensive experience leading and developing human resources at high-growth private and public biopharma companies. In September, Nurix announced the appointment of leading industry strategist Edward C. Saltzman to its board of directors. Mr. Saltzman has over 30 years of drug strategic development experience and currently serves as Head of Biotech Strategy at Lumanity Inc., a global pharmaceutical and biotechnology advisory firm.

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Announced acceptance of six abstracts at the upcoming Society for Immunotherapy of Cancer (SITC) 37th Annual Meeting (November 8-12, 2022): Nurix will have six poster presentations at the meeting, including a presentation of initial biomarker data from the Phase 1 clinical trial of NX-1607, a first-in-class oral inhibitor of Casitas B-lineage lymphoma proto-oncogene B (CBL-B) in patients with advanced malignancies.

Upcoming Program Highlights*

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NX-2127: Nurix’s lead drug candidate from its protein degradation portfolio, NX-2127, is an orally bioavailable degrader of BTK with immunomodulatory activity for the treatment of patients with relapsed or refractory B-cell malignancies. Nurix is conducting its Phase 1 clinical trial of NX-2127 at multiple clinical sites. Nurix anticipates presenting additional clinical results from the Phase 1a portion of the trial by the end of 2022. Additional information on the clinical trial can be accessed at clinicaltrials.gov (NCT04830137).

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NX-5948: Nurix’s second drug candidate from its protein degradation portfolio, NX-5948, is an orally bioavailable BTK degrader designed without immunomodulatory activity for certain B-cell malignancies and autoimmune diseases. Nurix is evaluating NX-5948 in a Phase 1 clinical trial in adults with relapsed or refractory B-cell malignancies and expects to have initial PK/PD data from the Phase 1a portion of the study by the end of 2022. Additional information on the clinical trial can be accessed at clinicaltrials.gov (NCT05131022).

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NX-1607: Nurix’s lead drug candidate from its targeted protein elevation portfolio, NX-1607, is an orally bioavailable inhibitor of the E3 ligase CBL-B for immuno-oncology indications including a range of solid tumor types. Nurix is evaluating NX-1607 in an ongoing, Phase 1 dose escalation and expansion trial in adults with a variety of oncology indications at multiple clinical sites and expects to present initial PK/PD data from the Phase 1a stage of the study at the SITC 2022 annual meeting. Additional information on the clinical trial can be accessed at clinicaltrials.gov (NCT05107674).

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DeTIL-0255: Nurix’s lead candidate in its cellular therapy portfolio, DeTIL-0255, is a drug-enhanced adoptive cellular therapy. Nurix is evaluating DeTIL-0255 in a Phase 1 trial in adults with gynecological malignancies including ovarian cancer, cervical cancer, and endometrial cancer. Nurix anticipates providing a clinical update from the run-in portion of the DeTIL-0255 Phase 1 study by the end of 2022. Additional information on the clinical trial can be accessed at clinicaltrials.gov (NCT05107739).

* Expected timing of events throughout the press release are based on calendar year quarters.

Fiscal Third Quarter 2022 Financial Highlights

Collaboration revenue for the three months ended August 31, 2022 was $10.8 million compared to $10.3 million for the three months ended August 31, 2021. The increase was primarily due to the continued scale up of internal resources and external spending for our collaborations with Sanofi and Gilead as compared to the prior period, resulting in a higher percentage of completion in the current period. In the three months ended August 31, 2022, Nurix achieved a research milestone under its collaboration with Gilead and anticipates a payment of $2.5 million in the fourth fiscal quarter of 2022.

Research and development expenses for the three months ended August 31, 2022 were $47.8 million compared to $30.9 million for the three months ended August 31, 2021. The increase was primarily related to an increase of $7.3 million in compensation and related personnel costs and an increase of $2.0 million in non-cash stock-based compensation expense primarily attributable to an increase in headcount. In addition, there was an increase of $5.3 million in supplies and contract research and preclinical and clinical costs due to ongoing clinical trial startup and patient enrollment and preclinical and drug discovery activities.

General and administrative expenses for the three months ended August 31, 2022 were $9.7 million compared to $8.3 million for the three months ended August 31, 2021. The increase was primarily related to an increase of $0.3 million in compensation related expenses and an increase of $0.7 million in non-cash stock-based compensation expense. There was also an increase of $0.4 million in professional service and consulting expenses.

Net loss for the three months ended August 31, 2022 was $45.7 million, or ($0.90) per share, compared to a net loss of $28.8 million for the three months ended August 31, 2021, or ($0.65) per share.

Cash, cash equivalents and marketable securities: As of August 31, 2022, Nurix had cash, cash equivalents and marketable securities of $413.6 million compared to $348.8 million as of May 31, 2022. The increase was primarily attributable to $95.0 million of gross proceeds from two registered direct offerings of pre-funded warrants to purchase Nurix common stock that were completed in July 2022.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of small molecule and cell therapies based on the modulation of cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging extensive expertise in E3 ligases together with its proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to harness or inhibit the natural function of E3 ligases within the ubiquitin proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned pipeline includes targeted protein degraders of Bruton’s tyrosine kinase (BTK), a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B (CBL-B), an E3 ligase that regulates T cell activation. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com/.

Forward Looking Statement

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding our future financial or business performance; our future plans, prospects and strategies; our current and prospective drug candidates; the planned timing and conduct of the clinical trials for our drug candidates; the planned timing for the provision of updates and findings from our clinical trials; the potential advantages of our DELigase™ platform and drug candidates; and the extent to which our scientific approach and DELigase™ platform may potentially address a broad range of diseases. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Nurix’s ability to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) the timing and results of clinical trials; (iii) Nurix’s ability to fund development activities and achieve development goals; (iv) the impact of the COVID-19 pandemic and increasing financial market volatility and uncertainty on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (v) Nurix’s ability to protect its intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2022, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:

Investors:	Media:
Elizabeth Wolffe, Ph.D.	Brett Whelan
Wheelhouse Life Science Advisors	LifeSci Communications
lwolffe@wheelhouselsa.com	bwhelan@lifescicomms.com

Nurix Therapeutics, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2022	2021	2022	2021
Collaboration revenue	$10,791	$10,252	$31,844	$22,354
Operating expenses:
Research and development	47,761	30,906	138,391	79,903
General and administrative	9,748	8,343	28,630	22,384
Total operating expenses	57,509	39,249	167,021	102,287
Loss from operations	(46,718)	(28,997)	(135,177)	(79,933)
Interest and other income, net	1,009	39	1,534	528
Loss before income taxes	(45,709)	(28,958)	(133,643)	(79,405)
Provision for (benefit from) income taxes	—	(123)	—	87
Net loss	$(45,709)	$(28,835)	$(133,643)	$(79,492)
Net loss per share, basic and diluted	$(0.90)	$(0.65)	$(2.85)	$(1.88)
Weighted-average number of shares outstanding, basic and diluted	50,868,542	44,374,389	46,835,776	42,344,420

Nurix Therapeutics, Inc.
Condensed consolidated balance sheets
(in thousands)
(unaudited)

	August 31, 2022	November 30, 2021
Assets
Current assets:
Cash and cash equivalents	$47,556	$80,506
Marketable securities, current	296,922	215,214
Accounts receivable	—	6,000
Income tax receivable	—	204
Prepaid expenses and other current assets	10,393	9,194
Total current assets	354,871	311,118
Marketable securities, non-current	69,125	137,189
Operating lease right-of-use assets	13,848	14,005
Property and equipment, net	16,501	11,340
Restricted cash	901	286
Other assets	4,092	2,833
Total assets	$459,338	$476,771
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,053	$6,650
Accrued expenses and other current liabilities	19,609	14,549
Operating lease current liabilities	5,496	3,847
Deferred revenue, current	36,342	41,212
Total current liabilities	67,500	66,258
Operating lease long-term liabilities	7,745	9,189
Deferred revenue, net of current portion	41,548	59,022
Total liabilities	116,793	134,469
Stockholders’ equity:
Common stock	47	45
Additional paid-in-capital	700,775	563,757
Accumulated other comprehensive loss	(3,742)	(608)
Accumulated deficit	(354,535)	(220,892)
Total stockholders’ equity	342,545	342,302
Total liabilities and stockholders’ equity	$459,338	$476,771